EXHIBIT 99.1

First Cash Reports Full Year Adjusted Earnings per Share of $2.42;
Announces Plans to Initiate Quarterly Cash Dividend
_____________________________________________________________

ARLINGTON, Texas (January 28, 2016) -- First Cash Financial Services, Inc. (NASDAQ: FCFS), a leading international operator of retail pawn stores in the U.S. and Latin America, today announced revenue, net income and earnings per share for the year ended December 31, 2015. The Company also announced plans to pay a quarterly cash dividend and initiated guidance for 2016 store growth and earnings expectations.

Mr. Rick Wessel, chief executive officer, stated, “We completed 2015 with the addition of our one thousandth pawn store while posting another year of strong growth in currency-adjusted pawn revenues including a 14% increase in consolidated core revenue and an 8% increase in same-store core revenue in Mexico. For the fourth year in a row, we added over 100 full-service pawn stores which included the December 2015 acquisition of 32 stores in Guatemala, a new Latin American market for us. This transaction was coupled with the related acquisition of 166 stores in Mexico in early January of 2016 and an expected February acquisition of 13 stores in El Salvador. With this strong start, we are positioned to add up to 225 stores and grow revenues again in 2016.”

“First Cash continues to generate significant profit margins and free cash flow while maintaining a strong balance sheet. As a result, I am pleased to announce that the Board of Directors has initiated a cash dividend and remains committed to plans for new store openings, looking for strategic acquisitions and additional share repurchases. The annual cash dividend will be $0.50 per share, paid quarterly, beginning in March,” Wessel concluded.

Note: All growth rates presented above and in “Revenue Highlights” and “Pawn Operating Metrics” are calculated on a constant currency basis, a non-GAAP measure defined elsewhere in this release. The average Mexican peso to U.S. dollar exchange rate for fiscal 2015 was 15.8 pesos / dollar versus 13.3 pesos / dollar in the comparable prior-year period. The average exchange rate for the fourth quarter of 2015 was 16.7 pesos / dollar versus 13.8 pesos / dollar in the comparable prior year period.

Earnings Highlights

•
Diluted earnings per share for the fiscal year ended December 31, 2015 totaled $2.14, which includes the impact of non-recurring and primarily non-cash restructuring expenses related to U.S. consumer loan operations of $0.21 per share and non-recurring store acquisition expenses of $0.07 per share. Excluding these expenses, adjusted diluted earnings per share totaled $2.42 for fiscal 2015 compared to prior year adjusted earnings per share of $2.75. Adjusted net income and adjusted net income per share are defined in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release.

•
On a comparative basis with the prior fiscal year, fiscal 2015 adjusted earnings were reduced by $0.34 per share due to the strong U.S. dollar and the resulting 19% decline in the average value of the Mexican peso, approximately $0.24 per share due to decreases in earnings from non-core jewelry scrapping and payday lending operations and $0.04 per share due to incremental interest expense related to the Company’s senior note offering in March 2014.

•
Diluted earnings per share for the fourth quarter of 2015 were $0.69, which included non-recurring store acquisition expenses of $0.04 per share. Excluding these expenses, adjusted diluted earnings per share were $0.73 compared to $0.87 in the prior-year period. Comparative earnings for the fourth quarter of 2015 were reduced by $0.11 per share due to a 21% decline in the average value of the Mexican peso and approximately $0.08 per share due to decreases in earnings from non-core jewelry scrapping and payday lending operations.

•
Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and certain non-recurring charges) for fiscal 2015 totaled $132.2 million, which equaled the prior year adjusted EBITDA on a constant currency basis. Net income was $60.7 million for fiscal 2015. A reconciliation of adjusted EBITDA to net income is provided elsewhere in this release.

Revenue Highlights

•
Core pawn revenue, which is composed of retail merchandise sales and pawn service fees, increased 14% for fiscal 2015 compared to the prior-year. Total revenue for fiscal 2015 was $705 million, an increase of 8%, reflecting the strong growth in core pawn revenues partially offset by a 29% decline in total non-core payday lending and jewelry scrapping revenues. Core revenue increased 9% in the fourth quarter of 2015 as the year-over-year growth rate reflected the significant acquisitions made in the latter half of 2014.

•
Core revenues in Mexico grew 15% in fiscal 2015 while over 52% of total revenues in fiscal 2015 were from operations in Mexico. On a constant currency basis, using the prior year’s average exchange rate, 56% of fiscal 2015 revenues would have been generated in Mexico.

•
Retail merchandise sales in pawn stores increased by 16% during fiscal 2015 compared to fiscal 2014, composed of an 18% increase in Mexico and a 14% increase in the U.S. Pawn fee revenue grew 8% compared to fiscal 2014, with increases of 10% in Mexico and 5% in the U.S.

•
Consolidated core same-store revenue increased 3% for the full year and 4% for the current quarter, driven by same-store core pawn revenue growth in Mexico of 8% for the year and 7% for the fourth quarter. U.S. core same-store revenue decreased 3% for the full year and current quarter, primarily as a result of lower pawn receivable balances.

Pawn Operating Metrics

•
Consolidated gross margins on retail merchandise sales were on target at 38% for both the fourth quarter and the full 2015 fiscal year, down one percentage point compared to prior-year periods and consistent with the continued shift to retail sales of general merchandise items, such as electronics, tools and appliances, which carry slightly lower margins than retail jewelry items.

•
The average monthly pawn loan portfolio yield was approximately13.5% for fiscal 2015, which was consistent with the prior year. The combined yield from pawn gross profits (pawn fees plus sales gross profit), as a percentage of pawn assets (pawn receivables plus inventories), was 175% in fiscal 2015.

•
During fiscal 2015, pawn loans outstanding increased by 14% in Latin America, were flat in the U.S. and increased 6% in total compared to the prior year. Growth in same-store pawn loans in Mexico continued to accelerate, increasing 5% compared to the prior year, which represents their largest same-store increase in six quarters. U.S. same-store pawn loans decreased 6%, reflecting the impacts of continued declines in U.S. gasoline prices and cautious lower-end consumer borrowing.

•
Total inventories at December 31, 2015 increased 9% over the prior-year period, in-line with store growth and acquisitions. Annualized inventory turns for fiscal 2015 were 3.4 times per year. Aged inventories (items held for over a year) accounted for approximately 6% of total inventories. Excluding inventories in the stores acquired during fiscal 2015, aged inventories represented 5% of total inventories.

Store Count Activity

•
A total of 103 pawn stores were added in fiscal 2015, composed of 70 new and acquired stores in Latin America and 33 stores acquired in the U.S. These additions increased the number of pawn stores operated by the Company in Latin America and the U.S. by 10% and 11%, respectively, over the past year.

•
As of December 31, 2015, the Company operated 1,075 stores, of which, 1,005 were pawn stores. There are 737 stores in Latin America, of which 709 are pawn stores, and 338 stores in the U.S., of which 296 are pawn stores.

•
As previously announced this month, the Company made its largest and most significant acquisition in Latin America to-date which included 211 pawn locations in three countries. In this three-step transaction, the acquisition of 32 stores in Guatemala was completed on December 31, 2015, the purchase of 166 stores in Mexico was completed on January 6, 2016 and the addition of 13 stores in El Salvador is expected to be completed in February 2016.

•
As part of the Company’s long-term strategy for reducing non-core payday lending operations, the Company closed 23 consumer loan stores in Texas and wrote-off all remaining goodwill associated with these stores during fiscal 2015. These closings reduced the number of remaining freestanding U.S. consumer loan locations to 42 stores, all located in Texas.

Financial Metrics

•
The adjusted EBITDA margin was 19% for fiscal 2015. Excluding the impacts of currency, non-core payday lending and wholesale scrap jewelry operations, the adjusted EBITDA margin remained consistent with the prior year. The calculation of adjusted EBITDA margin is provided elsewhere in this release.

•
Pre-tax store operating margin was 24% for fiscal 2015, as compared to 26% in the prior year, primarily reflecting contraction in same-store payday lending, scrap sales and pawn lending revenues in the U.S. Currency-adjusted store level margins in Mexico, excluding current and prior year acquisitions, remained consistent compared to prior year.

•
The Company’s adjusted return on equity for fiscal 2015 was 16% and the adjusted return on assets was 9% for the same period. These financial ratios include the impact of the strong U.S. dollar, but are adjusted to exclude non-recurring expense items described in more detail elsewhere in this release.

Liquidity

•
As of December 31, 2015, the Company had $87 million in cash on its balance sheet and $162 million of availability for future borrowings under its long-term revolving bank credit facilities. The average interest rate on the Company’s $58 million outstanding bank debt at year end was 2.84%.

•
The leverage ratio at December 31, 2015 (outstanding indebtedness divided by adjusted EBITDA) was 2.0:1. Net debt, defined as funded debt less invested cash, was $184 million at December 31, 2015. The leverage ratio of adjusted EBITDA to net debt was 0.7:1 and the ratio of net debt to equity was 0.4:1.

•
Cash provided by operating activities was $93 million for fiscal 2015, while free cash flow totaled $68 million for the year. Free cash flow is defined in the detailed reconciliation of non-GAAP financial measures provided elsewhere in this release.

•
During fiscal 2015, the Company invested $47 million in acquisitions, $21 million in capital expenditures and $40 million in stock repurchases, funded primarily with operating cash flow and a nominal $15 million increase in net debt.

Cash Dividends and Share Repurchases

•	The Board of Directors has approved the initiation of a cash dividend payment at an annual rate of $0.50 per share to be paid out quarterly.

•
The first quarterly dividend payment of $0.125 per share is expected to be paid in the first quarter of 2016. The declaration and payment of cash dividends in the future (quarterly or otherwise) will be made by the Board of Directors, from time to time, subject to the Company’s financial condition, results of operations, business requirements, debt covenants and compliance with legal requirements.

•
During fiscal 2015, the Company repurchased 852,000 shares under the current 2.0 million share buyback authorization at an aggregate cost of $40 million. The Company has 1.1 million shares available for future repurchases under the current plan.

Fiscal 2016 Outlook

•
Like many U.S.-based companies with foreign earnings exposure, the continued strength of the U.S. dollar against other currencies is expected to significantly impact reported earnings in fiscal 2016 as compared to fiscal 2015. The current exchange rate for the Mexican peso, the Company’s primary foreign currency, is approximately 18.5 pesos / U.S. dollar, which is 24% lower than the average exchange rate in the first quarter of 2015 and 17% lower than the average rate for all of 2015.

•
Given the accelerated growth in same-store pawn receivables in Mexico, coupled with new stores and recently announced acquisitions, the Company is expecting Latin American constant currency store-level earnings growth in a range of 25% to 30% for fiscal 2016. However, reflecting the continued strengthening of the U.S. dollar compared to Latin American currencies over the last year, and the last ninety days in particular, the Company is tempering its outlook for 2016. The Company is initiating its fiscal full-year 2016 guidance for earnings to be in a range of $2.20 to $2.40 per diluted share. These estimates reflect the following assumptions:

◦
Using the current exchange rate of approximately 18.5 Mexican pesos / U.S. dollar for all of 2016, the guidance assumes approximately $0.35 to $0.40 of earnings per share drag, net of tax, as compared to the actual average rate of 15.8 in fiscal 2015.

◦
First quarter 2016 results will be especially impacted by currency as the current peso to dollar exchange rate is now down approximately 24% compared to the first quarter of last year. As a result, the Company is projecting first quarter 2016 earnings to be in a range of $0.41 to $0.46 per diluted share.

◦
Fiscal 2016 estimates are also tempered by further expected declines in earnings from payday lending operations of approximately $0.08 to $0.12 per share, net of tax. The Company expects total U.S. payday lending revenues to be less than 3% of consolidated revenues in 2016.

•
The Company expects to add approximately 210 to 225 new stores in 2016, of which at least 190 additions have already or are expected to occur in the first quarter. Additionally, the Company will continue to look opportunistically for full-service pawn acquisitions in strategic markets in both Latin America and the U.S., which could further drive revenue and result in additional EBITDA growth for 2016.

Additional Commentary and Analysis
Mr. Wessel further commented on the Company’s fiscal 2015 results and expectations for 2016, “Despite the significant macro impacts of the strong U.S. dollar on foreign currencies and decreased loan demand in the U.S. due in large part, we believe, to lower fuel prices, we were pleased with the local currency loan and revenue growth from operations in Mexico and our fourth quarter retail sales in the U.S.”
“As noted, peso-denominated loan and revenue growth in Mexico was extremely strong in 2015. Core same-store revenues in Mexico for fiscal 2015 increased 8% which was double the 4% growth we experienced in 2014. Our 7% core same-store growth for Mexico in the fourth quarter of 2015 was slightly impacted by same-store revenue declines in the 47 stores we acquired in August of 2014 that are now included in our same-store sales results. Despite slightly lower revenues and the consolidation of three stores, the remaining 44 stores saw significant improvement in both retail and operating margins which resulted in strong double digit growth in their gross profit and net income. Our ability to successfully integrate these stores into our existing operations gives us confidence in the potential to generate further earnings growth from our most recent Latin American acquisitions.”
“We saw an acceleration in lending demand in Mexico as we posted the strongest increase in currency adjusted same-store pawn loans in six quarters. Total pawn receivables in Latin America, including the acquired Guatemalan operations at the end of the year, increased 14% which should drive additional revenue growth in 2016, as should the acquisition of the 166 stores in Mexico in early January 2016 and the expected acquisition of 13 stores in El Salvador. We are also off to a rapid start in 2016 for new store growth in Mexico having opened nine stores year-to-date with additional units expected to open in Mexico and Guatemala in the first quarter.”
“Our overall U.S. pawn business grew in 2015, as evidenced by 11% growth in core revenues in spite of continued macro lending headwinds related to lower gasoline prices and cautious lower-end consumers. During 2015, the national average price per gallon of gasoline was 28% less than the national average in 2014. This impact was especially evident in markets such as Texas and Colorado where our consumers benefited most from lower fuel prices. While our U.S. same-store core revenues were down 3% for the fourth quarter, primarily due to lower pawn fees, our same-store retail sales in the U.S. improved sequentially and were down less than 1%.”
“The Company’s cash flows and balance sheet remain strong, and our Board of Director’s decision to initiate a cash dividend reflects the continued confidence in our strategy and business model. This year, we will add a record number of stores and remain committed to continued growth in both Latin America and the U.S. Additionally, we remain committed to our share repurchase program that has approximately 1.1 million shares remaining under the current authorization.”
“Turning to 2016, dollar-denominated foreign earnings are expected to again be significantly impacted by the increased strength of the U.S. dollar compared to other emerging market currencies. To put things into perspective, the Mexican peso declined 19% versus the dollar during 2015 and is currently down 24% compared to the first quarter of last year. We will also see continued reductions in payday lending revenues which will further reduce our regulatory exposure. Despite these headwinds, we expect strong local currency revenue and earnings growth in 2016, especially in Latin America.”
“We remain optimistic and committed to our pawn-focused long-term strategy in both the U.S. and Latin America. Through continued additions of new stores and accretive acquisitions, we believe we are building a sustainable and significant multi-country earnings platform. Coupled with our capacity to repurchase stock and pay cash dividends, we are confident in our prospects for delivering long-term shareholder value.”

Forward-Looking Information
This release contains forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.
Forward-looking statements in this release include, without limitation, the Company’s expectations of earnings per share, earnings growth, expansion strategies, the impact of new or existing regulations, store openings, liquidity (including the availability of capital under existing credit facilities), cash flow, consumer demand for the Company’s products and services, income tax rates, currency exchange rates, future share repurchases and anticipated dividend payments, the price of gold and the impacts thereof, future earnings accretion and related transaction expenses from acquisitions and mergers, the successful completion of expected acquisitions, anticipated debt repayments, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include, without limitation, the following:

•	changes in foreign currency exchange rates and the U.S. dollar to the Mexican peso and Guatemalan quetzal exchange rates in particular;

•
new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting pawn businesses, consumer loan businesses and credit services organizations (in the United States, Mexico, Guatemala and El Salvador), including administrative or legal interpretations thereto;

•	changes in consumer demand, including purchasing, borrowing and repayment behaviors;

•	changes in regional, national or international economic conditions, including inflation rates, unemployment rates and energy prices;

•	changes in pawn forfeiture rates and credit loss provisions;

•	changes in the market value of pawn collateral and merchandise inventories, including gold prices and the value of consumer electronics and other products;

•	changes or increases in competition;

•	the ability to locate, open and staff new stores and successfully integrate acquisitions;

•	the availability or access to sources of used merchandise inventory;

•	changes in credit markets, interest rates and the ability to establish, renew and/or extend the Company’s debt financing;

•	the ability to maintain banking relationships for treasury services and processing of certain consumer lending transactions;

•	the ability to hire and retain key management personnel;

•	risks and uncertainties related to foreign operations in Mexico, Guatemala and El Salvador;

•	changes in import/export regulations and tariffs or duties;

•	changes in banking, anti-money laundering or gun control regulations;

•	unforeseen litigation;

•	changes in tax rates or policies in the U.S., Mexico, Guatemala and El Salvador;

•	inclement weather, natural disasters and public health issues;

•	security breaches, cyber attacks or fraudulent activity;

•	a prolonged interruption in the Company’s operations of its facilities, systems, and business functions, including its information technology and other business systems;

•	the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; and

•	future business decisions.

These and other risks, uncertainties and regulatory developments are further and more completely described in the Company’s 2014 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2015, including the risks described in Part 1, Item 1A, “Risk Factors” of the Company's annual report, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

About First Cash

Founded in 1988, First Cash is a leading international operator of retail pawn stores, which focus on serving cash and credit constrained consumers. As of January 28, 2016, the Company owns and operates 1,250 pawn and consumer loan stores in the U.S. and Latin America. The Company’s pawn locations buy and sell a wide variety of jewelry, consumer electronics, power tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Over 52% of total revenues are generated in Latin America, primarily in Mexico, and approximately 96% of the Company's revenues are from pawn operations.

First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. First Cash’s common stock (ticker symbol “FCFS”) is traded on the NASDAQ Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in thousands, except per share amounts)
Revenue:
Retail merchandise sales	$128,280	$130,336	$449,296	$428,182
Pawn loan fees	49,329	52,386	195,448	199,357
Consumer loan and credit services fees	6,503	9,075	27,803	36,749
Wholesale scrap jewelry revenue	7,312	10,977	32,055	48,589
Total revenue	191,424	202,774	704,602	712,877

Cost of revenue:
Cost of retail merchandise sold	79,874	79,310	278,631	261,673
Consumer loan and credit services loss provision	2,085	2,395	7,159	9,287
Cost of wholesale scrap jewelry sold	6,540	9,436	27,628	41,044
Total cost of revenue	88,499	91,141	313,418	312,004

Net revenue	102,925	111,633	391,184	400,873

Expenses and other income:
Store operating expenses	52,510	52,267	207,572	198,986
Administrative expenses	14,518	14,236	54,758	54,586
Depreciation and amortization	4,288	4,475	17,939	17,476
Goodwill impairment - U.S. consumer loan operations	—	—	7,913	—
Interest expense	4,405	4,122	16,887	13,527
Interest income	(423)	(160)	(1,566)	(682)
Total expenses and other income	75,298	74,940	303,503	283,893

Income from continuing operations before income taxes	27,627	36,693	87,681	116,980

Provision for income taxes	8,217	9,752	26,971	31,542

Income from continuing operations	19,410	26,941	60,710	85,438

Loss from discontinued operations, net of tax	—	—	—	(272)

Net income	$19,410	$26,941	$60,710	$85,166

Basic income per share:
Income from continuing operations	$0.69	$0.95	$2.16	$2.98
Loss from discontinued operations	—	—	—	(0.01)
Net income per basic share	$0.69	$0.95	$2.16	$2.97

Diluted income per share:
Income from continuing operations	$0.69	$0.94	$2.14	$2.94
Loss from discontinued operations	—	—	—	(0.01)
Net income per diluted share	$0.69	$0.94	$2.14	$2.93

Weighted average shares outstanding:
Basic	27,933	28,397	28,138	28,671
Diluted	28,097	28,804	28,326	29,070

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,
	2015	2014
	(in thousands)
ASSETS
Cash and cash equivalents	$86,954	$67,992
Pawn loan fees and service charges receivable	16,406	16,926
Pawn loans	117,601	118,536
Consumer loans, net	1,118	1,241
Inventories	93,458	91,088
Other current assets	9,897	4,970
Total current assets	325,434	300,753

Property and equipment, net	112,447	113,750
Goodwill	295,609	276,882
Deferred tax assets (1)	9,321	9,070
Other non-current assets	14,210	16,168
Total assets	$757,021	$716,623

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$42,252	$42,559
Income taxes payable	3,923	—
Total current liabilities	46,175	42,559

Revolving unsecured credit facility	58,000	22,400
Senior unsecured notes	200,000	200,000
Deferred tax liabilities (1)	21,464	17,223
Total liabilities	325,639	282,182

Stockholders’ equity:
Preferred stock	—	—
Common stock	403	397
Additional paid-in capital	202,393	188,062
Retained earnings	643,604	582,894
Accumulated other comprehensive loss from
cumulative foreign currency translation adjustments (1)	(78,410)	(40,278)
Common stock held in treasury, at cost	(336,608)	(296,634)
Total stockholders’ equity	431,382	434,441
Total liabilities and stockholders’ equity	$757,021	$716,623

(1)
Certain deferred tax balances as of December 31, 2014 have been reclassified in order to conform to current year presentation due to the Company’s retrospective early adoption of ASU 2015-17, “Balance Sheet Classification of Deferred Taxes.” In addition, foreign currency translation adjustments affecting certain deferred tax balances and accumulated other comprehensive loss have been revised to conform with current year presentation.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended December 31, 2015 as compared to the three months ended December 31, 2014 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	December 31,				Constant Currency
	2015	2014	Increase/(Decrease)		Basis
U.S. revenue:
Retail merchandise sales	$54,056	$49,604	$4,452	9%	9%
Pawn loan fees	24,545	24,154	391	2%	2%
Consumer loan and credit services fees	5,965	8,437	(2,472)	(29)%	(29)%
Wholesale scrap jewelry revenue	4,391	5,828	(1,437)	(25)%	(25)%
	88,957	88,023	934	1%	1%
Latin American revenue:
Retail merchandise sales	74,224	80,732	(6,508)	(8)%	11%
Pawn loan fees	24,784	28,232	(3,448)	(12)%	6%
Consumer loan and credit services fees	538	638	(100)	(16)%	2%
Wholesale scrap jewelry revenue	2,921	5,149	(2,228)	(43)%	(43)%
	102,467	114,751	(12,284)	(11)%	8%
Total revenue:
Retail merchandise sales	128,280	130,336	(2,056)	(2)%	10%
Pawn loan fees	49,329	52,386	(3,057)	(6)%	4%
Consumer loan and credit services fees	6,503	9,075	(2,572)	(28)%	(27)%
Wholesale scrap jewelry revenue (1)	7,312	10,977	(3,665)	(33)%	(33)%
	$191,424	$202,774	$(11,350)	(6)%	5%

(1)
Wholesale scrap jewelry revenue during the three months ended December 31, 2015 consisted primarily of gold sales, of which approximately 5,900 ounces were sold at an average price of $1,064 per ounce, compared to approximately 7,800 ounces of gold sold at $1,222 per ounce in the prior-year period.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the twelve months ended December 31, 2015 as compared to the twelve months ended December 31, 2014 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Twelve Months Ended				Increase/(Decrease)
	December 31,				Constant Currency
	2015	2014	Increase/(Decrease)		Basis
U.S. revenue:
Retail merchandise sales	$197,011	$172,354	$24,657	14%	14%
Pawn loan fees	94,761	89,952	4,809	5%	5%
Consumer loan and credit services fees	25,696	34,051	(8,355)	(25)%	(25)%
Wholesale scrap jewelry revenue	19,380	28,243	(8,863)	(31)%	(31)%
	336,848	324,600	12,248	4%	4%
Latin American revenue:
Retail merchandise sales	252,285	255,828	(3,543)	(1)%	18%
Pawn loan fees	100,687	109,405	(8,718)	(8)%	10%
Consumer loan and credit services fees	2,107	2,698	(591)	(22)%	(7)%
Wholesale scrap jewelry revenue	12,675	20,346	(7,671)	(38)%	(38)%
	367,754	388,277	(20,523)	(5)%	12%
Total revenue:
Retail merchandise sales	449,296	428,182	21,114	5%	16%
Pawn loan fees	195,448	199,357	(3,909)	(2)%	8%
Consumer loan and credit services fees	27,803	36,749	(8,946)	(24)%	(23)%
Wholesale scrap jewelry revenue (1)	32,055	48,589	(16,534)	(34)%	(34)%
	$704,602	$712,877	$(8,275)	(1)%	8%

(1)
Wholesale scrap jewelry revenue during the twelve months ended December 31, 2015 consisted primarily of gold, of which approximately 24,100 ounces sold at an average selling price of $1,145 per ounce, compared to approximately 33,100 ounces of gold sold at $1,268 per ounce in the prior-year period.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active credit service organization (“CSO”) credit extensions from an independent third-party lender as of December 31, 2015 as compared to December 31, 2014 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year balances at the prior-year end-of-period exchange rate, which is more fully described elsewhere in this release.

					Increase/(Decrease)
	Balance at December 31,				Constant Currency
	2015	2014	Increase/(Decrease)		Basis
U.S.:
Pawn loans	$68,153	$68,100	$53	—%	—%
CSO credit extensions held by independent third-party (1)	7,005	10,421	(3,416)	(33)%	(33)%
Other consumer loans	688	790	(102)	(13)%	(13)%
Combined customer loans (2)	75,846	79,311	(3,465)	(4)%	(4)%
Latin America:
Pawn loans	49,448	50,436	(988)	(2)%	14%
Other consumer loans	430	451	(21)	(5)%	11%
Combined customer loans	49,878	50,887	(1,009)	(2)%	14%
Total:
Pawn loans	117,601	118,536	(935)	(1)%	6%
CSO credit extensions held by independent third-party (1)	7,005	10,421	(3,416)	(33)%	(33)%
Other consumer loans	1,118	1,241	(123)	(10)%	(4)%
Combined customer loans (2)	$125,724	$130,198	$(4,474)	(3)%	3%

Pawn inventories:
U.S.	$56,040	$49,969	$6,071	12%	12%
Latin America	37,418	41,119	(3,701)	(9)%	6%
Combined inventories	$93,458	$91,088	$2,370	3%	9%

(1)
CSO amounts outstanding are composed of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company’s balance sheet, net of the Company’s estimated fair value of its liability under the letters of credit guaranteeing the extensions of credit.

(2)
Combined customer loans is a non-GAAP measure, as it includes CSO credit extensions held by an independent third-party not included on the Company’s balance sheet. The Company believes this non-GAAP measure provides investors with important information needed to evaluate the magnitude of potential loan losses and the opportunity for revenue performance of the consumer loan portfolio on an aggregate basis. The Company also believes the comparison of the aggregate amounts from period to period is more meaningful than comparing only the amounts reflected on the Company’s balance sheet since both credit services fee revenue and the corresponding loss provision are impacted by the aggregate amount of loans owned by the Company and those guaranteed by the Company as reflected in its financial statements.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following tables detail the composition of pawn collateral and the average outstanding pawn loan receivable as of December 31, 2015 as compared to December 31, 2014.

	Balance at December 31,
	2015	2014
Composition of pawn collateral:
U.S. pawn loans:
General merchandise	45%	44%
Jewelry	55%	56%
	100%	100%
Latin America pawn loans:
General merchandise	87%	88%
Jewelry	13%	12%
	100%	100%
Total pawn loans:
General merchandise	63%	62%
Jewelry	37%	38%
	100%	100%

					Increase/(Decrease)
	Balance at December 31,				Constant Currency
	2015	2014	Decrease		Basis
Average outstanding pawn loan amount:
U.S. pawn loans	$169	$171	$(2)	(1)%	(1)%
Latin America pawn loans	63	67	(4)	(6)%	9%
Total pawn loans	99	103	(4)	(4)%	2%

FIRST CASH FINANCIAL SERVICES, INC.
STORE COUNT ACTIVITY

The following table details store count activity for the twelve months ended December 31, 2015:

		Consumer Loan Locations (2)
	Pawn Locations (1)		Total Locations
U.S.:
Total locations, beginning of period	266	65	331
Locations acquired	33	—	33
Locations closed or consolidated	(3)	(23)	(26)
Total locations, end of period	296	42	338

Latin America:
Total locations, beginning of period	646	28	674
New locations opened	38	—	38
Locations acquired	32	—	32
Locations closed or consolidated	(7)	—	(7)
Total locations, end of period	709	28	737

Total:
Total locations, beginning of period	912	93	1,005
New locations opened	38	—	38
Locations acquired	65	—	65
Locations closed or consolidated	(10)	(23)	(33)
Total locations, end of period	1,005	70	1,075

(1)
At December 31, 2015, 138 of the U.S. pawn stores, which are primarily located in Texas, also offered consumer loans or credit services products, while 49 Mexico pawn stores offer consumer loan products.

(2)
The Company’s U.S. free-standing consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. The Company’s credit services operations also include an internet distribution channel for customers residing in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted net income per share, adjusted EBITDA, free cash flow and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items that the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in Securities and Exchange Commission (“SEC”) rules. The Company uses these financial calculations in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating adjusted net income, adjusted net income per share, adjusted EBITDA, free cash flow and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income, adjusted net income per share, adjusted EBITDA, free cash flow and constant currency results as presented may not be comparable to other similarly titled measures of other companies.

Adjusted Net Income and Adjusted Net Income Per Share
Management believes the presentation of adjusted net income and adjusted net income per share (“Adjusted Income Measures”) provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

The following table provides a reconciliation for the three and twelve months ended December 31, 2015 and 2014, respectively, between the net income and diluted earnings per share calculated in accordance with GAAP to the Adjusted Income Measures, which are shown net of tax (in thousands, except per share data):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2015		2014		2015		2014
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income, as reported	$19,410	$0.69	$26,941	$0.94	$60,710	$2.14	$85,166	$2.93
Adjustments, net of tax:
Non-recurring restructuring expenses related to U.S. consumer loan operations	—	—	—	—	5,784	0.21	—	—
Non-recurring store acquisition expenses	1,190	0.04	423	0.01	1,989	0.07	679	0.02
Non-recurring tax benefit	—	—	(2,172)	(0.08)	—	—	(5,841)	(0.20)
Adjusted net income	$20,600	$0.73	$25,192	$0.87	$68,483	$2.42	$80,004	$2.75

The following tables provide a reconciliation for the three and twelve months ended December 31, 2015 and 2014, respectively, of the gross amounts, the impact of income taxes and the net amounts for each of the adjustments included in the table above (in thousands):

	Three Months Ended December 31,
	2015			2014
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Non-recurring store acquisition expenses	$1,700	$510	$1,190	$622	$199	$423
Non-recurring tax benefit	—	—	—	—	2,172	(2,172)
Total adjustments	$1,700	$510	$1,190	$622	$2,371	$(1,749)

	Twelve Months Ended December 31,
	2015			2014
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Non-recurring restructuring expenses related to U.S. consumer loan operations	$8,878	$3,094	$5,784	$—	$—	$—
Non-recurring store acquisition expenses	2,875	886	1,989	998	319	679
Non-recurring tax benefit	—	—	—	—	5,841	(5,841)
Total adjustments	$11,753	$3,980	$7,773	$998	$6,160	$(5,162)

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization
The Company defines adjusted EBITDA as net income before income taxes, depreciation and amortization, interest expense, interest income and non-recurring charges as listed below. The Company believes adjusted EBITDA is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance. However, adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income or other statement of income data prepared in accordance with GAAP. The following table provides a reconciliation of net income to adjusted EBITDA (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income	$19,410	$26,941	$60,710	$85,166
Income taxes	8,217	9,752	26,971	31,542
Depreciation and amortization (1)	4,288	4,475	17,446	17,476
Interest expense	4,405	4,122	16,887	13,527
Interest income	(423)	(160)	(1,566)	(682)
Non-recurring restructuring expenses related to U.S. consumer loan operations	—	—	8,878	—
Non-recurring store acquisition expenses	1,700	622	2,875	998
Adjusted EBITDA	$37,597	$45,752	$132,201	$148,027

Adjusted EBITDA margin calculated as follows:
Total revenue	$191,424	$202,774	$704,602	$712,877
Adjusted EBITDA	$37,597	$45,752	$132,201	$148,027
Adjusted EBITDA as a percentage of revenue	20%	23%	19%	21%

Leverage ratio (indebtedness divided by adjusted EBITDA):
Indebtedness			$258,000	$222,400
Adjusted EBITDA			$132,201	$148,027
Leverage ratio			2.0:1	1.5:1

(1)
For the twelve months ended December 31, 2015, excludes $493,000 of depreciation and amortization, which is included in the non-recurring restructuring expenses related to U.S. consumer loan operations.

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from loan receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, pay dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flow from operating activities, including discontinued operations, or other income statement data prepared in accordance with GAAP. The following table reconciles “cash flow from operating activities, including discontinued operations” to “free cash flow” (in thousands):

	Twelve Months Ended
	December 31,
	2015	2014
Cash flow from operating activities, including discontinued operations	$92,749	$97,679
Cash flow from investing activities:
Loan receivables	(3,716)	(2,470)
Purchases of property and equipment	(21,073)	(23,954)
Free cash flow	$67,960	$71,255

Constant Currency
The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which may be considered a non-GAAP measurement of financial performance. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico and Guatemala are transacted in Mexican pesos and Guatemalan quetzales, respectively. As the Company acquired the Guatemalan stores on December 31, 2015, there are no prior year comparisons and the assets and liabilities acquired were translated at an exchange rate of 7.6 Guatemalan quetzales / U.S. dollar. The following table provides exchange rates for the Mexican peso for the current and prior year periods:

	December 31,
	2015	2014	Decrease
Mexican peso / U.S. dollar exchange rate:
End-of-period	17.2	14.7	(17)%
Three months ended	16.7	13.8	(21)%
Twelve months ended	15.8	13.3	(19)%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com